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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            Penn National Gaming Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock

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                         (Title of Class of Securities)

                                    707569101

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                                 (CUSIP Number)

                                 March 31, 2000

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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

       [X] Rule 13d-1(b)
       [ ] Rule 13d-1(c)
       [ ] Rule 13d-1(d)

       *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G


CUSIP No.    707569101
          ------------------

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Akre Capital Management, LLC
       -------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) / /
                                                                         (b) / /
       Not applicable.
       -------------------------------------------------------------------------

3      SEC USE ONLY


       -------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
       -------------------------------------------------------------------------

                   5  SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY       -------------------------------------------------------------
OWNED BY           6  SHARED VOTING POWER
EACH
REPORTING                    -942,383-
PERSONWITH         -------------------------------------------------------------
                   7  SOLE DISPOSITIVE POWER

                             -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER

                             -942,383-
                   -------------------------------------------------------------

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             -942,383-
       -------------------------------------------------------------------------

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES                                                                / /

       -------------------------------------------------------------------------

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                6.687%
       -------------------------------------------------------------------------

12     TYPE OF REPORTING PERSON

                                IA
       -------------------------------------------------------------------------


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                                  SCHEDULE 13G

CUSIP No.   707569101
          ------------------

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Charles T. Akre, Jr.
       -------------------------------------------------

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) / /
                                                                         (b) / /
       Not applicable.
       -------------------------------------------------------------------------
3      SEC USE ONLY

       -------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
       -------------------------------------------------------------------------
                   5  SOLE VOTING POWER
NUMBER OF
SHARES                       -0-
BENEFICIALLY       -------------------------------------------------------------
OWNED BY           6  SHARED VOTING POWER
EACH
REPORTING                    -942,383-
PERSONWITH         -------------------------------------------------------------
                   7  SOLE DISPOSITIVE POWER

                             -0-
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER

                             -942,383-
                   -------------------------------------------------------------

9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             -942,383-
       -------------------------------------------------------------------------

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES                                                                / /

       -------------------------------------------------------------------------

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                6.687%
       -------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

                                  IN
       -------------------------------------------------------------------------


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Item 1.

       (a) Name of Issuer: Penn National Gaming, Inc.

       (b) Address of Issuer's Principal Executive Offices:

              825 Berkshire Boulevard, Suite 200
              Wyomising, PA  19610

Item 2.

       (a) Names of Persons Filing: Akre Capital Management,LLC/ Charles T. Akre, Jr.

       (b) Address of Principal Business Office or, if none, Residence:

       Akre Capital Management, LLC       Charles T. Akre, Jr.
       Potomac Tower, 6th Floor           Potomac Tower, 6th Floor
       1001 19th Street North             1001 19th Street North
       Arlington, VA   22209              Arlington, VA   22209

       (c) Citizenship:    Delaware/United States

       (d) Title of Class of Securities:  Common Stock

       (e) CUSIP Number: 707569101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78c).

       (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

       (c) [ ] Insurance company as defined in section 3(a)(19) of the Act ((15 U.S.C. 78c).

       (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

       (e) [x] An investment adviser in accordance with section
               240.13d-1(b)(ii)(E);

       (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

       (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);

       (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);


       (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

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       (j) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to section 240.13d-1(c), check this box [ ].

Item 4.    Ownership

Each of the Reporting Persons may be deemed to own beneficially 942,383 shares of Common Stock at March 31, 2000. Akre Capital Management, LLC owns of record 942,383 shares of Common Stock. As principal stockholder of Akre Capital Management, LLC, Mr. Akre may be deemed to own beneficially all of the Common Stock that Akre Capital Management, LLC may be deemed to own beneficially. Therefore, each of the Reporting Persons may be deemed to own beneficially 942,383 shares of Common Stock of the Issuer.

Item 5.    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. N/A

Item 8.    Identification and Classification of Members of the Group.  N/A

Item 9.    Notice of Dissolution of Group.  N/A

Item 10.   Certification

       (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with Charles T. Akre, Jr.

Dated:  April 20, 2000          AKRE CAPITAL MANAGEMENT, LLC.



                           By:  /s/ Charles T. Akre, Jr.
                               ------------------------------------
                           Name:  Charles T. Akre, Jr.

                           Title:  Managing Member Akre Capital
                           Management, LLC


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                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with Akre Capital Management, LLC.

Dated: April 20, 2000                       CHARLES T. AKRE, Jr.



                           By:  /s/ Charles T. Akre, Jr.
                               ------------------------------------
                                Name:  Charles T. Akre, Jr.

                                Title:  Managing Member Akre Capital
                                Management, LLC


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